Exhibit 10.46

SEPARATION AGREEMENT

In consideration of the promises contained herein, Scientific Games Corporation (the “Company”) together with Bally Gaming, Inc. (successor to WMS Industries Inc., (“WMS”)) and Scott D. Schweinfurth (“you”), agree that:

WHEREAS, you have been employed pursuant to an employment agreement effective as of November 15, 2013, as amended and restated April 1, 2014 (the “Employment Agreement”); and

WHEREAS, you have communicated your intention to retire in 2016; and

WHEREAS, you and the Company wish to resolve all matters related to your employment with the Company, on the terms and conditions expressed in this Separation Agreement (“Agreement”), including the Exhibit A hereto.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.Last Day of Employment. You and the Company agree that you shall retire and step down from your position as Executive Vice President, Chief Financial Officer & Corporate Secretary and all agreements you have with the Company or its affiliates shall terminate effective as of 11:59 pm PDT on the later of: (i) the date the Company files its Form 10-K for the year ended December 31, 2015, and (ii) the date your successor is appointed (the “Separation Date”); provided however, that in no event will your Separation Date be later than March 15, 2016. The parties agree that all of their rights and obligations under the Employment Agreement will continue until the Separation Date, and upon such date the Employment Agreement will terminate provided that the terms of this Agreement and any actions taken (or omissions) in connection with this Agreement shall not constitute Good Reason under the Employment Agreement.

1.    Payments; Benefits

(a)
Separation Benefits. In return for your signing this Agreement, complying with the promises made by you in this Agreement and the Employment Agreement and remaining continuously employed through the Separation Date, the Company will provide you with the following separation benefits (the “Separation Benefits”) described below in subsections (i)-(v). You acknowledge and agree that the Separation Benefits are separate from and in addition to what you are already entitled to receive from the Company. Furthermore, if you are rehired by the Company or hired by any affiliate of the Company, all Separation Benefits will terminate as of the commencement date of such employment. The Separation Benefits are:

(i)
A cash amount of One Million One Hundred Thousand U.S. Dollars (USD$1,100,000) in the aggregate, less required and/or authorized deductions and withholdings, as separation pay (the “Separation Pay”), payable as follows:

A. An amount equal to Five Hundred Thousand U.S. Dollars (USD$500,000) of the Separation Pay will be paid in substantially equal bi-weekly installments over the period from the Separation Date to the date that is six (6) months after the Separation Date, but for the avoidance of doubt no payment will be made until the “Release Agreement Effective Date” as defined in the Release Agreement;

B. An amount equal to Six Hundred Thousand U.S. Dollars (USD$600,000) of the Separation Pay will be paid in substantially equal bi-weekly installments over a period of six (6) months after the date that is six (6) months after the Separation Date.

(ii)
No later than March 15, 2016, payment of a lump sum amount, subject to applicable withholdings, equal to any annual bonus payable to you for Fiscal Year 2015 pursuant to the 2015 MICP Cash Bonus Plan calculated and as approved by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") in a manner no less favorable to you than for the Company’s other senior executive officers whose bonuses are based on the Company’s consolidated corporate results.

(iii)
If you choose to elect continuation coverage by properly and timely electing COBRA coverage under and pursuant to COBRA, 29 U.S.C. § 1161 et seq., the Company will pay the employer and employee shares of the COBRA premiums (based on your current coverage elections) for twelve (12) months commencing on the first full month following the Separation Date. After twelve (12) months, you will be responsible for paying the entire COBRA premium. You will receive information on your opportunity to elect COBRA coverage under separate cover. Notwithstanding the foregoing, if the payment by the Company of such COBRA premium payments will subject or expose the Company to taxes or penalties, you and the Company shall enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and you will be provided with payments or benefits with an equivalent economic value, after tax.

(iv)
Subject to Section 5.6 of the Employment Agreement and subject to the terms of any equity award made to you that contain performance criteria as described in more detail below, accelerated vesting as of the Release Agreement Effective Date of all unvested stock options and restricted stock units (“RSUs") held by you as of immediately prior to the Separation Date; and, in all other respects, such stock options and RSUs shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted (including, but not limited to the requirement that any stock options that vest on the Release Agreement Effective Date remain exercisable for three months following the Release Agreement Effective Date, after which time they expire); provided, that, in the event the Separation Date occurs prior to the Compensation Committee’s determination as to the satisfaction of any performance criteria to which any such stock options or RSUs is subject (including, without limitation, the 21,921 RSUs granted to you on April 27, 2015 (such RSUs, the “LTIP RSUs”)), such awards will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, including, with respect to the LTIP RSUs, a determination of the percentage of the LTIP RSUs that are earned based upon actual achievement against such performance criteria, at which time such awards will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such awards will immediately be forfeited and cancelled to the extent contemplated by the terms of such award in the event that such criteria are determined not to have been satisfied); provided further, that the number of LTIP RSUs that will vest, if any, will be pro-rated based upon the number of days you are employed during the period beginning on January 1, 2015 and ending on December 31, 2017; and

(v)
The Company agrees to pay your outstanding NRI open relocation program items up to $160,000 in the aggregate, which includes home sale assistance to cover realtor commission and normal seller’s closing costs and transportation of household goods. Any payments due will be made by the Company to NRI and will follow the relocation program guidelines established between NRI and the Company.

(b)	Additional Obligations. Additionally, the Company acknowledges the following obligations to you:

(i)
The Company shall pay you your regular base salary, accrued and unpaid up to and including the Separation Date pursuant to applicable law, less required and/or authorized deductions and withholdings, and payable in accordance with Company’s regular payroll practices;

(ii)	The Company shall pay you any accrued and unused vacation time as of the Separation Date pursuant to applicable law and payable in accordance with the Company’s standard payroll practice;

(iii)
The Company agrees to reimburse you for all reasonable and necessary out-of-pocket business related expenses you incurred prior to the Separation Date, provided that you shall submit reasonable documentation of such expenses prior to the Release Agreement Effective Date and in accordance with the applicable Company policy;

(iv)
Following the Separation Date, you shall be entitled to any amount arising from your participation in, or benefits under, any employee benefit plans, programs or arrangements that become payable as a result of your separation from the Company, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements and pursuant to applicable law.

(c)
No Other Benefits. Except as provided in this Agreement, you shall not be entitled to receive any other payment, benefit or other form of compensation as a result of your employment or the termination thereof.

(d)
Tax Withholding. All payments made by the Company to you hereunder except for COBRA payments, expense reimbursements and expenses incurred by the Company pursuant to Section 2, if any, shall be subject to all applicable withholding deductions.

3.    No Separation Benefits Unless You Sign this Agreement and the Release Agreement. You understand and agree that you will not receive any of the Separation Benefits specified in Section 2(a) above unless: (a) you sign this Agreement, (b) following your Separation Date, you sign and do not revoke or rescind the release provisions set forth in Exhibit A (the “Release Agreement”) attached hereto, and (c) you fulfill all of the promises contained herein and in the Release Agreement.

4.    Non-Disparagement. You agree not to defame, disparage or demean the the Company, WMS and their affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present shareholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities (the “Company Parties”) (whether orally or in writing) in any manner whatsoever. You also agree not to encourage any other person to make any statement disparaging the Company Parties in any manner whatsoever. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process. The Company will instruct its executive officers not to make any disparaging, defamatory or demeaning comments about you (whether orally or in writing).

5.    Confidentiality. You agree that it is a material condition of this Agreement that you shall keep the terms of this Agreement, and the negotiations related thereto, strictly and completely confidential and that you will not directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any employee of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this Agreement, except as may be required by law or compulsory process; provided, however, that you may disclose the terms of this Agreement to your immediate family, attorneys, and accountants or other financial advisors so long as they agree to abide by the foregoing confidentiality restriction.

6.    Return of Property. You agree that no later than your last day of employment with the Company, you will return any and all property, including all copies or duplicates thereof, belonging to the Company, including but not limited to keys, key cards, security cards, identification badges, records, papers, files, blueprints, documents, equipment, computer equipment and software, computer disks, thumb drives, documents, supplies, customer or client lists and customer or client information, “Confidential Information” (as defined below) and all copies thereof and any other Company property under your control. Notwithstanding the foregoing, you may keep your cell phone and phone number after the Company has had an opportunity to remove any and all Confidential Information from it.

7.    Non-Disclosure of Confidential Information; Non-Competition and Non-Solicitation.

(a)
“Confidential Information” shall mean any and all proprietary and confidential data or information belonging to the Company which is of tangible or intangible value to Company and is not public information or is not generally known or available to Company’s competitors but is known only to Company and its employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended. Assuming the foregoing criteria are met, Confidential Information includes, without limitation, information with respect to the operations, customers, customer lists, products, proposals, marketing strategy and services of Company and its affiliates and further includes, but is not limited to: (i) formulas, research and development techniques, processes, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects; (ii) information about costs, profits, markets, sales, contracts, lists of actual or potential customers and distributors, and information contained in proposals that are under development or have been made to actual or potential customers; (iii) business, marketing, strategic plans, know-how, including without limitation the unique manner in which the Company conducts its business; (iv) forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements; and (v) employee personnel files and compensation information. Nothing herein shall be interpreted as a limitation or restriction on the provisions of the trade secrets laws or any legal rights or remedies granted thereunder.

(b)
You acknowledge that as a result of your activities as an employee of the Company, you had access to the Confidential Information which you acknowledge as information that Company has legitimate interests in protecting and keeping confidential. In recognition of Company’s need to protect its legitimate business interests, you hereby covenant and agree that you will treat and regard each item constituting Confidential Information as strictly confidential and wholly owned by Company and will not, without the prior written consent of Company, for any reason, in any fashion, either directly or indirectly, communicate to any third party, use, sell, lend, distribute, license, give, show, disclose, reproduce, copy or misappropriate, or permit any of your agents to do any of the above with respect to all or any part of the Confidential Information or any physical embodiments thereof, and may in no event take any action causing, or fail to take action necessary in order to prevent, any Confidential Information disclosed to you or developed by you to lose its character or cease to qualify as Confidential Information, except as required by judicial and governmental action and as permitted hereunder.

(c)
You acknowledge the highly competitive nature of the Company’s business and that access to the Company’s Confidential Information rendered you special and unique within the Company’s industries. In addition to the protection of Confidential Information covered in Sections 7(a) and (b), the provisions set forth in Sections 7(c)-(h) are necessary in order to protect the goodwill of the Company and the relationships developed by the Company with employees, customers and suppliers. In consideration of the amounts that shall hereafter be paid to you pursuant to this Agreement, you agree that for twelve (12) months following the Separation Date (the “Covered Time”), unless you receive written approval from the CEO of the Company, you, alone or with others, will not, directly or indirectly, on behalf of a Competing Business (defined below), perform job duties of the type conducted, authorized, offered, or provided by you within two (2) years prior to the Separation Date. You acknowledge that Company has gaming and lottery customers in almost every state in the United States as well as the District of Columbia and Puerto Rico and you have global responsibilities. Therefore, this restriction covers anywhere you provided services to the Company during your employment. For purposes of this Section 10(c), “Competing Business” shall mean any business or operations that competes with the Company: (i) (A) related to design, development, manufacturing, production, sales, leasing, licensing, provisioning, operational or management activities (as the case may be) related to the (1) lottery industry, (2) land-based gaming industry, (3) interactive gaming industry, and (4) social gaming industry; or (B) in which the Company was within the previous 12 months engaged or in which the Company, to your knowledge, currently contemplates engaging in during the next 12 months, (ii) in which you were engaged or involved on behalf of the Company or with respect to which you have obtained proprietary information or Confidential Information with respect to the Company’s business; and (iii) which were conducted anywhere in the United States or in any other geographic area in which such business was conducted or the Company contemplates conducting such business. Notwithstanding the foregoing, it is understood and agreed that you may have a beneficial ownership of not more than one (1) percent of the outstanding shares of a corporation with capital stock listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and in which you do not undertake a management, operational, or advisory role.

i.
In further consideration of the amounts that may hereafter be paid to you pursuant to this Agreement, you agree that, during, the Covered Time, unless you receive written approval from the CEO, you shall not, directly or indirectly: (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; or (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company. Sections (i) and (ii) are limited to employees, agents, consultants and representatives with whom you had material contact for the purpose of performing your job duties or about whom you obtained Confidential Information during your employment. Section (iii) is limited to customers, vendors and distributors with whom you had material contact for the purpose of performing your job duties, or about whom you obtained confidential information during your employment.

ii.
During the Covered Time, you agree that upon the earlier of your (i) negotiating with any Competitor (as defined below) concerning the possible employment of you by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (A) you will provide copies of Section 7 of this Agreement to the Competitor, and (B) in the case of any circumstance described above occurring during the Covered Time, you will promptly provide notice to the Company of such circumstance. You further agree that the Company may provide notice to a Competitor of your obligations under Section 7 of this Agreement. For purposes of this Agreement, “Competitor” shall mean any person or entity (other than the Company, its subsidiaries or affiliates) that engages, directly or indirectly, in the United States or any other geographic area in any Competing Business.

(f)
Despite the restrictions in this Section 7, you acknowledge that you are not precluded from meaningful opportunities for employment where your skills can be utilized gainfully and you acknowledge that the consideration provided under this Agreement is sufficient to justify such restrictions. In consideration thereof and in light of your education, skills and abilities, you agree that you will not assert in any forum that such restrictions prevent you from earning a living or otherwise should be held void or unenforceable.

(g)
In the event that a court of competent jurisdiction or arbitrator(s), as the case may be, determine that the provisions of Sections 7(c)-(i) are unenforceable for any reason, the parties acknowledge and agree that the court or arbitrator(s) is expressly empowered to reform any provision of Sections 7(c)-(i) so as to make them enforceable.

(h)
For purposes of this Section 7, references to the “Company” shall include the Company and each subsidiary and/or affiliate of the Company (and each of their respective joint ventures and equity method investees).

(i)
You acknowledge and agree that, by virtue of your position with the Company, services and access to and use of Confidential Information, any violation by you of any of the undertakings contained in this Section 7 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, you agree and consent to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 7. You waive posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 7 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

8.    Enforcement and Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions and except as prohibited by law.

(a)
Any dispute, controversy or claim not resolved by the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration and administered in accordance with the Rules of the American Arbitration Association. Venue for the conduct of the arbitration shall be Las Vegas, Nevada, except that, at the direction of the arbitral tribunal or with the consent of the parties, particular hearings in aid of such arbitration may be held in other places. The arbitral tribunal shall render its reasoned award on any claims and counterclaims within six months after the filing of a demand for arbitration. Judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction there. The parties expressly agree as a term of their agreement to arbitrate that the factual findings of the arbitral tribunal shall be final absent manifest or material error and rulings on questions of law or mixed questions of fact and law shall be reviewed under the “clearly erroneous” standard of review and not under a “manifest disregard of the law” or other standard, notwithstanding federal, state, commonwealth decisional or other law concerning such standard to the contrary.

(b)
The remedies expressly provided in this Agreement for breach thereof by the Company or you shall constitute the sole and exclusive remedies to the aggrieved party, and all other remedies which might be otherwise available under the law of any jurisdiction are hereby waived by both Company and you, except the Company’s right to enforce the “Confidentiality,” “Return of Property” and “Non-Disclosure of Confidential Information; Non-Competition and Non-Solicitation” provisions of this Agreement for which the Company specifically reserves and you specifically acknowledge the right of the Company to enforce by all legal and equitable remedies available, including specific performance and injunction. Should any provision of this Agreement be declared illegal or unenforceable and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

EMPLOYEE INITIALS: /s/ SS COMPANY INITIALS: /s/ GM

9.    Amendment. You understand and agree that this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

10.    Entire Agreement; Waiver. You understand and agree that this Agreement, including Exhibit A hereto, sets forth the entire agreement between you and the Company concerning the subject matter herein, and that it fully supersedes any prior rights or obligation of the Company to you including but not limited to rights and obligations set forth in the Employment Agreement, including any amendments thereto, as well as any other agreements between you and the Company, other than any agreements relating to inventions and intellectual property and equity (except, with respect to equity, to the extent amended by Section 2(a)(iv)), the provisions of which you acknowledge are designed to survive the termination of your employment with Company. You acknowledge and affirm that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those that are set forth in this Agreement, including Exhibit A hereto. One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

11.    409A. This Agreement and the payments made pursuant to this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as short-term deferrals or under the two times separation pay exception and shall be interpreted, construed and administered in accordance therewith. For purposes of Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. To the extent any portion of any payment hereunder is not exempt from the application of Code Section 409A, it may be subject to a six month delay in payment if and to the extent required under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you as a result of this Agreement failing to comply with Section 409A. It is possible that payments, including the Separation Pay, may straddle two tax years and the Company takes no responsibility and you acknowledge and release the Company from all responsibility with respect to same and represent and warrant to the Company that you have, in the course of receiving professional advice under this Agreement, received advice regarding Section 409A.

12.     Resignation of Director and Officer Positions. As of the Separation Date, you will resign your position as an officer and/or director of the Company and all of the Company’s subsidiaries, and as a fiduciary of any of the Company’s employee benefit plans. You will execute and deliver to the Company any requested resignation letters documenting your resignation from such positions.

13.    Miscellaneous. This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.

14.    Indemnification and Insurance. The Company shall indemnify you to the full extent permitted under the Company’s Certificate of Incorporation or By-laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which you may be made a party by reason of you being or having been an officer, director, employee or fiduciary of employee benefits plans of the Company or of any subsidiary or affiliate of the Company. Through at least the sixth anniversary of the Separation Date, the Company shall cover you as an insured under the terms of the Company’s directors’ and officers’ liability insurance policy, as in effect from time to time.
15.    No Mitigation. You shall have no obligation to mitigate the amounts payable to you under any of the provisions of this Agreement. To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A would not result, any amounts otherwise due to you hereunder shall be subject to set-

off with respect to any undisputed amounts you otherwise owe the Company or any subsidiary or affiliate thereof. .

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:

BALLY GAMING, INC.

By:    /s/ Gary L. Melampy            Date: 11/12/15
Name: Gary L. Melampy
Title: CHRO

SCIENTIFIC GAMES CORPORATION

By:    /s/ Gary L. Melampy            Date: 11/12/15
Name: Gary L. Melampy
Title: CHRO

/s/ Scott D. Schweinfurth            Date:    11/12/15
SCOTT D. SCHWEINFURTH

EXHIBIT A TO THE SEPARATION AGREEMENT
RELEASE AGREEMENT
In consideration of the promises contained herein and in the Separation Agreement entered into by the parties on ________, 2015 (the “Agreement”), Scientific Games Corporation (the “Company”) together with Bally Gaming, Inc. (successor to WMS Industries Inc., (“WMS”)) and Scott D. Schweinfurth (“you”) hereby enter into this release agreement (the “Release Agreement”) as of ___________, 2016.
WHEREAS, the Company, WMS and you entered into the Agreement which includes this Release Agreement as an exhibit thereto; and
WHEREAS, the Company’s obligation to pay you the Separation Benefits described in Section 2(a) of the Agreement is conditioned on your entering into this Release Agreement;
NOW THEREFORE, you hereby agree to the following:
1.General Release of Claims. In consideration for the Separation Benefits specified in Section 2(a) of the Agreement, which you acknowledge are not otherwise owed to you, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”), the Company, WMS and their affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present shareholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against Released Parties as of the day you sign this Release Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company, separation from employment with the Company, or your treatment by the Company while in the Company’s employ, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including without limitation attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:
(a)    salary and other wages, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, paid time off, or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;
(b)    discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status,

pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;
(c)    discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;
(d)    breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to you;
(e)    defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;
(f)    any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; Equal Pay Act; or Payment of Wages Act; or any comparable federal, state or local law;
(g)    any violation of the Immigration Reform and Control Act, or any comparable federal, state or local law;
(h)    any violation of the Fair Credit Reporting Act, or any comparable federal, state or local law;
(i)    any violation of the Family and Medical Leave Act;
(j)    any violation of the Nevada Fair Employment Practices Act (Nev. Rev. Stat. §613.310 et seq.), any Nevada wage and hour law (Nev. Rev. Stat. §608.016 et seq.), or any comparable federal, state or local law and any violation of any comparable statute, regulation, or law of any country or nation;
(k)    any violation of the Illinois Human Rights Act, 775 I.L.C.S. §5/1-101 et seq., the Illinois Wage Payment and Collection Law, 820 I.L.C.S. §110/1 et seq., the Illinois Minimum Wage Law, 820 I.L.C.S. §105/1 et seq., the Cook County Human Rights Ordinance, Cook County Code, §42-30 et seq. (if applicable), the Chicago Human Rights Ordinance, Chicago Code, §2-160-010 et seq. (if applicable), or any comparable federal, state or local law and any violation of any comparable statute, regulation, or law of any country or nation;

(l)    costs, fees, or other expenses, including attorneys’ fees; and
(m)    any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, whether under U.S. law or the law of another nation, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.

Excluded from the release set forth in this Section 1 are: (i) any Claims or rights to enforce this Release Agreement or the Agreement against the Company, (ii) Claims arising after the date you sign this Release Agreement, and (iii) any Claims that you cannot lawfully release,. Notwithstanding anything to the contrary contained herein, including in Section 2 below, also excluded from the release set forth in this Section 1 is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation. You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.

Furthermore, notwithstanding anything herein to the contrary, nothing in the Agreement or this Release Agreement shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

2.	Additional Agreements by Employee.

(a)    BY SIGNING THIS RELEASE AGREEMENT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 1. You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 1 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Release Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Release Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company, including damages, reinstatement or attorneys' fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party is a party. Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity. Notwithstanding the foregoing, this Section 2 does not limit your right to challenge the validity of this Release Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Release Agreement be found to be invalid as to the release of claims under the ADEA.

(b)    You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Release Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(c)    You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Release Agreement. You understand and agree that this Release Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.

(d)    You agree that you will reasonably cooperate with the Company, its parents, subsidiaries or affiliates with respect to matters or issues which took place or arose during your tenure with the Company, specifically including, without limitation, any attorney retained by any of them, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation. The parties acknowledge and agree that such reasonable cooperation may include, but shall not be limited to, your making yourself available for meetings, interviews, depositions, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in your possession or under your control relating to any such internal investigation or judicial, administrative or regulatory matter, proceeding or investigation, provided that any such meetings, interviews, depositions, statements or testimony do not unduly interfere with your work schedule, or other post-Company duties. The Company shall pay (or reimburse, if already paid by you) all reasonable, out of pocket expenses actually incurred in connection with your cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by you if you reasonably determine in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent you in connection with such action, suit or proceeding due to actual conflicts of interests. You represent and warrant that you have and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including, without limitation, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which you were involved or had knowledge in connection with your employment with the Company.

(e)    You agree to cooperate with Company and take all necessary steps to effectuate this Release Agreement, each of its terms and the intent of the parties.

3.	Affirmations. In signing this Release Agreement, you are affirming that:

(a)    Other than as described in Section 2(b) of the Agreement, you have been paid and/or have received all compensation, wages, bonuses, commissions, overtime and/or benefits to which you may be entitled. You affirm that you have been granted or not been denied any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b)    Other than as described in Section 2 of the Agreement, you are not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)    You have no known workplace injuries or occupational diseases;

(d)    You have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that you have not reported to the Company in writing. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies;

(e)    You acknowledge and agree that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Release Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law;

(f)    On or about your last day of employment, the Company provided you with timely and adequate notice of your right to continue group insurance benefits under COBRA (unless such notice was not required to be given because, on the day before termination, you did not receive group health insurance benefits through the Company and thus are not a qualified beneficiary within the meaning of COBRA); and

(g)    You acknowledge and agree that if you breach the provisions of this Release Agreement or the Agreement (including, but not limited to, Sections 4, 6 and 7 of the Agreement), that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return of the Separation Benefits (as defined in the Agreement), other monetary damages, and the payment of the Company’s attorneys’ fees. Additionally, if you breach this Release Agreement or the Agreement, Company shall have the right, without waiving any other remedies in law or equity, to cease any further payments of the Separation Benefits. Notwithstanding such cessation of payments, all of your obligations hereunder shall be continuing and enforceable including but not limited to your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for such breach.

4.    Enforcement and Arbitration. This Release Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions and except as prohibited by law.

(a)     Any dispute, controversy or claim not resolved by the parties arising out of or relating to this Release Agreement, or the breach thereof, shall be settled by arbitration and administered in accordance with the Rules of the American Arbitration Association. Venue for the conduct of the arbitration shall be Las Vegas, Nevada, except that, at the direction of the arbitral tribunal or with the consent of the parties, particular hearings in aid of such arbitration may be held in other places. The arbitral tribunal shall render its reasoned award on any claims and counterclaims within six months after the filing of a demand for arbitration. Judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction there. The parties expressly agree as a term of their agreement to arbitrate that the factual findings of the arbitral tribunal shall be final absent manifest or material error and rulings on questions of law or mixed questions of fact and law shall be reviewed under the “clearly erroneous” standard of review and not under a “manifest disregard of the law” or other standard, notwithstanding federal, state, commonwealth decisional or other law concerning such standard to the contrary.

(b)     The remedies expressly provided in this Release Agreement for breach thereof by the Company or you shall constitute the sole and exclusive remedies to the aggrieved party, and all other remedies which might be otherwise available under the law of any jurisdiction are hereby waived by both Company and you. Should any provision of this Release Agreement, excluding the general release in Section

1 above, be declared illegal or unenforceable and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Release Agreement in full force and effect.

EMPLOYEE INITIALS:_______COMPANY INITIALS: ________

5.    Non-Admission of Wrongdoing. You and the Company agree that neither this Release Agreement nor the furnishing of the consideration for this Release Agreement and the Agreement shall be deemed or construed at anytime for any purpose as an admission by any of the Released Parties of any liability, wrongdoing, or unlawful conduct of any kind, and the Released Parties do specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory. Additionally, the Agreement, this Release Agreement, their existence or their terms will not be admissible in any proceeding other than a proceeding to enforce the terms of this Release Agreement or the Agreement.

6.    Amendment. You understand and agree that this Release Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Release Agreement.

7.    Right to Consider, Rescind and Revoke Acceptance. This Release Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the Age Discrimination in Employment Act. In signing this Release Agreement, you understand and agree that:

(a)    You are specifically advised to consult with an attorney of your own choosing before you sign this Release Agreement, as it waives and releases rights you have or may have under federal, state and local law, including but not limited to the Age Discrimination in Employment Act. You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Release Agreement, and the Company will bear all fees incurred by it.

(b)    You will have up to twenty-one (21) calendar days from the Separation Date (as defined in the Agreement) to decide whether to accept and sign this Release Agreement. In the event you do sign this Release Agreement, you may revoke or rescind your acceptance within seven (7) calendar days of signing it, and it will not become effective or enforceable until the eighth (8th) day after you sign it (the “Release Agreement Effective Date”). In order to effectively revoke or rescind your acceptance, the revocation or rescission must be in writing and postmarked within the seven (7) calendar day period, and properly addressed to:

Scientific Games Corporation
6650 S. El Camino Road
Las Vegas, NV 89118
Attention: Gary Melampy

You acknowledge that if you do not accept this Release Agreement in the manner described above, it will be withdrawn and of no effect. You acknowledge and agree that, if you revoke your acceptance of this Agreement, you shall receive none of the Separation Benefits provided for in the Agreement and this Release Agreement and the Agreement shall be null and void, having have no further force or effect, and that this Release Agreement and the Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if the Release Agreement is not revoked in the time period set forth above, you shall have forever waived your right to revoke this Release Agreement, and it shall thereafter have full force and effect as of the Release Agreement Effective Date.

(c)     Any and all questions regarding the terms of this Release Agreement have been asked and answered to your complete satisfaction.

(d)    You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.

(e)    You are entering into this Release Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.

(f)     Any modifications of or revisions to this Release Agreement do not re-start the consideration period, described in paragraph (b) of this Section 7.

(g)    You understand that the releases contained in this Release Agreement do not extend to any rights or claims that you have under the Age Discrimination in Employment Act that first arise after execution of this Release Agreement

8.    Representation by Company. The Company represents and warrants that as of the date of this Release Agreement, the Company’s Chief Executive Officer, Chief Legal Officer, and Chief Human Resources Officer have no actual knowledge, with no duty to inquire, of any claims, charges, violations, liabilities, or causes of action of whatsoever kind, (“Company Claims”) that the Company may have against you except to the extent the Company has provided you with prior written notice of a Company Claim.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release Agreement as of the date set forth below:

BALLY GAMING, INC.

By:                        Date:
Name:
Title:

SCIENTIFIC GAMES CORPORATION

By:                        Date:
Name:
Title:

I have decided to accept this Release Agreement, to fulfill the promises I have made in the Agreement and in this Release Agreement, and to receive the Separation Benefits described in Section 2 of the Agreement. I hereby freely and voluntarily assent to all the terms and conditions in this Release Agreement and reaffirm my obligations under the Agreement. I understand that this Release Agreement will become a binding agreement between the Company and me as of the 8th day after I sign it, and I am signing this Release Agreement as my own free act with the full intent of releasing the Released Parties from all Claims, as described in Section 1 above, including but not limited to those under the Age Discrimination in Employment Act (ADEA).

________________________________        Date: ____________________
SCOTT D. SCHWEINFURTH